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                     August 4, 2023

       Izmet Iskandar Bin Mohd Ramli
       Chief Financial Officer
       Evergreen Corporation
       Lot 1.02, Level 1,
       Glo Damansara, 699,
       Jalan Damansara,
       Taman Tun Dr Ismail,
       60000 Kuala Lumpur, Malaysia

                                                        Re: Evergreen
Corporation
                                                            Form 10-K for
Fiscal Year Ended November 30, 2022
                                                            Filed March 3, 2023
                                                            File No. 001-41271

       Dear Izmet Iskandar Bin Mohd Ramli:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation